EXHIBIT 12.1
Ratio of Earnings to Fixed Charges
(amounts in thousands other than ratios)

	Predecessor					Successor
	Year Ended				For the period December 31, 2011 through September 7, 2012	For the period September 8, 2012 through December 28, 2012	For the Three Months Ended March 29, 2013
	December 26, 2008	December 25, 2009	December 31, 2010	December 30, 2011
Earnings:
Income (loss) before income taxes	$65,458	$43,161	$46,750	$61,511	$24,208	$(38,947)	$(5,919)
Fixed charges (from below)	39,218	29,600	28,665	35,002	24,293	23,270	19,217
Total earnings (loss)	$104,676	$72,761	$75,415	$96,513	$48,501	$(15,677)	$13,298

Fixed Charges:
Interest expense	$28,482	$19,044	$18,710	$24,355	$16,631	$19,773	$15,824
Interest in rent expense estimated at 30% of rent expense	10,736	10,556	9,955	10,647	7,662	3,497	3,393
Total fixed charges (A)	$39,218	$29,600	$28,665	$35,002	$24,293	$23,270	$19,217

Ratio of Earnings to Fixed Charges	2.7	2.5	2.6	2.8	2.0	(B)	(C)

(A) Preferred security dividends of Interline New Jersey were excluded from fixed charges as preferred stock was held solely by corporate parent. Effective July 1, 2012, preferred stock of Interline New Jersey was canceled and retired.

(B) Loss for the period from September 8, 2012 through December 28, 2012 was insufficient to cover fixed charges by $15.7 million. As a result of such deficiency, the ratio is not presented above.

(C) Total earnings for the three months ended March 29, 2013 was insufficient to cover fixed charges by $5.9 million. As a result of such deficiency, the ratio is not presented above.

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends
(amounts in thousands other than ratios)

	Predecessor					Successor
	Year Ended				For the period December 31, 2011 through September 7, 2012	For the period September 8, 2012 through December 28, 2012	For the Three Months Ended March 29, 2013
	December 26, 2008	December 25, 2009	December 31, 2010	December 30, 2011
Earnings:
Income (loss) before income taxes	$65,458	$43,161	$46,750	$61,511	$24,208	$(38,947)	$(5,919)
Fixed charges (from below)	39,218	29,600	28,665	35,002	24,293	23,270	19,217
Total earnings (loss)	$104,676	$72,761	$75,415	$96,513	$48,501	$(15,677)	$13,298

Fixed Charges:
Interest expense	$28,482	$19,044	$18,710	$24,355	$16,631	$19,773	$15,824
Interest in rent expense estimated at 30% of rent expense	10,736	10,556	9,955	10,647	7,662	3,497	3,393
Total fixed charges (A)	$39,218	$29,600	$28,665	$35,002	$24,293	$23,270	$19,217

Preferred dividends (calculated below)	—	—	—	—	—	—	—

Total combined fixed charges and preferred dividends	$39,218	$29,600	$28,665	$35,002	$24,293	$23,270	$19,217

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	2.7	2.5	2.6	2.8	2.0	(B)	(C)

Surplus (Deficit)	$65,458	$43,161	$46,750	$61,511	$24,208	$(38,947)	$(5,919)

Preferred Dividends:
Preferred dividend amount (A)	—	—	—	—	—	—	—
Tax rate	37.6%	39.6%	40.3%	38.8%	47.0%	27.0%	75.0%

Preferred dividends	—	—	—	—	—	—	—

(A) Preferred security dividends of Interline New Jersey were excluded from fixed charges as preferred stock was held solely by corporate parent. Effective July 1, 2012, preferred stock of Interline New Jersey was canceled and retired.

(B) Loss for the period from September 8, 2012 through December 28, 2012 was insufficient to cover fixed charges by $15.7 million. As a result of such deficiency, the ratio is not presented above.

(C) Total earnings for the three months ended March 29, 2013 was insufficient to cover fixed charges by $5.9 million. As a result of such deficiency, the ratio is not presented above.